Exhibit 21.1
RED ROBIN GOURMET BURGERS, INC.
LIST OF SUBSIDIARIES

1. Red Robin International, Inc., a Nevada corporation
2. Red Robin West, Inc., a Nevada corporation
3. Red Robin North Holdings, Inc., a Nevada corporation
4. Western Franchise Development, Inc., a California corporation
5. Red Robin Distributing Company LLC, a Nevada limited liability company
6. Northwest Robins, LLC, a Washington limited liability company
7. Red Robin Express, LLC, a Colorado limited liability company
8. RR Bird Purchasing, LLC, a Colorado limited liability company
9. RRGB Restaurants Canada, Inc., a British Columbia corporation
10. Red Robin of Anne Arundel County, Inc., a Maryland corporation
11. Red Robin of Baltimore County, Inc., a Maryland corporation
12. Red Robin of Canton, LLC, a Maryland limited liability company
13. Red Robin of Charles County, Inc., a Maryland corporation
14. Red Robin of Harford County, Inc a Maryland corporation
15. Red Robin of Howard County, Inc., a Maryland corporation
16. Red Robin of Montgomery County, Inc., a Maryland corporation
17. Red Robin of St. Mary’s County, Inc., a Maryland corporation
18. Red Robin of Washington County, LLC, a Maryland limited liability company
19. Red Robin Frederick County, LLC, a Maryland limited liability company